(i)(12)

Goodwin Procter LLP Counsellors at Law Exchange Place Boston, MA 02109	T: 617.570.1000 F: 617.523.1231 goodwinprocter.com

DRAFT: SUBJECT TO OPINION COMMITTEE REVIEW

Edgar Correspondence

November 28, 2011

ING Variable Portfolios, Inc.

7337 E. Doubletree Ranch Road

Scottsdale, Arizona 85258

Re:	ING Variable Portfolios, Inc.
Post-Effective Amendment No. 63 to Registration Statement on Form N-1A, File Nos. 333-05173, 811-07651 (the “Registration Statement”)

Ladies and Gentlemen:

As counsel to ING Variable Portfolios, Inc., a Maryland corporation (the “Company”), we have been asked to render our opinion with respect to the issuance of Adviser Class, Class I, Class S and Class S2 shares of stock of the Company (the “Shares”), par value $0.001 per share, representing interests in ING Emerging Markets Index Portfolio (the “Portfolio”). The Portfolio is a series of the Company as more fully described in the prospectuses and statement of additional information for the Portfolio contained in Post-Effective Amendment No. 63 to the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on a certificate of the State of Maryland Department of Assessments and Taxation and, as to matters of fact material to the opinion set forth below, on a certificate of the Secretary of the Company. In addition, we have assumed that the number of Shares issued and outstanding at any time shall not exceed 100,000,000 for each of Adviser Class, Class I Shares, Class S Shares and Class S2 Shares of the Portfolio. We also have assumed that the Shares of the Portfolio will be issued in accordance with the prospectuses and statement of additional information for the Portfolio contained in the Registration Statement, as amended or supplemented from time-to-time, and the consideration per Share received by the Company in connection with the sale of Shares will be equal to the net asset value per Share determined in accordance with the requirements of the Investment Company Act of 1940, as amended, the applicable rules and regulations of the Securities and Exchange Commission (or any succeeding governmental authority), and in conformity with generally accepted accounting practices and principles, but shall not be less than the par value per Share.

ING Variable Portfolios, Inc.

November 28, 2011

The opinion expressed below is limited to the Maryland General Corporation Law.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold, will be validly issued, fully paid and non-assessable by the Company.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm as legal counsel for the Company in the Registration Statement. This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP